Contact:	News Release
John Byczkowski, FHLB Cincinnati	FOR IMMEDIATE RELEASE
513.852.7085 (office) or 513.382.7615 (cell)	July 29, 2020

FHLB CINCINNATI ANNOUNCES SECOND QUARTER 2020 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (the FHLB) today released unaudited financial results for the second quarter ended June 30, 2020.
Operating Results
▪For the second quarter, net income was $99 million and return on average equity (ROE) was 7.12 percent. This compares to net income of $64 million and ROE of 5.09 percent for the same period of 2019. For the first six months of 2020, net income was $179 million and ROE was 7.04 percent, compared to net income of $137 million and ROE of 5.34 percent for the same period of 2019.
▪Net income increased in the year-to-date comparison period primarily due to higher non-interest income as a result of gains on the sale of certain derivatives during the first quarter of 2020. These gains were partially offset by unrealized losses on other instruments held at fair value in response to changes in interest rates. Despite the large reductions in both short- and long-term interest rates, net income increased in the quarter-to-date comparison period primarily due to higher Advance-related activity. Average Advance balances were higher in the second quarter of 2020 as a result of members' increased borrowings in March 2020 as the financial markets reacted to the coronavirus pandemic (COVID-19). Many of these Advances matured or prepaid before the end of the second quarter of 2020.
Balance Sheet Highlights
▪Total assets at June 30, 2020 were $90.6 billion, a decrease of $2.8 billion (three percent) from year-end 2019.
▪Mission Asset Activity – comprising major activities with members including Advances, Letters of Credit (off-balance sheet), and the Mortgage Purchase Program – was $82.3 billion at June 30, 2020, an increase of $7.0 billion (nine percent) from year-end 2019. The increase in Mission Asset Activity was primarily driven by growth in Letters of Credit balances.
▪Total investments at June 30, 2020 were $29.5 billion, a decrease of $4.9 billion (14 percent) from year-end 2019. Total investments included $12.0 billion of mortgage-backed securities and $17.5 billion of liquidity investments. Total investments dropped at June 30, 2020 primarily due to lower liquidity investments. However, the FHLB continued to maintain a robust amount of liquidity in order to meet the borrowing needs of members and to meet all current and anticipated financial commitments.

▪The FHLB exceeded all minimum regulatory capital and liquidity requirements. On June 30, 2020, GAAP capital was $5.0 billion, an increase of 13 percent from year-end 2019, which was driven by purchases of capital stock by members to support Advance growth in March 2020 as the financial markets reacted to the COVID-19 pandemic. The GAAP and regulatory capital-to-assets ratios were 5.56 percent and 5.60 percent, respectively, at June 30, 2020. Retained earnings grew in the first six months of 2020, continuing a trend over the last several years. Retained earnings were $1.2 billion at June 30, 2020, an increase of 14 percent from year-end 2019.
Dividend
▪The FHLB paid its stockholders a cash dividend on June 18, 2020 at a 2.50 percent annualized rate, which is 2.17 percentage points above second quarter average short-term interest rates. The FHLB computes average short-term interest rates as a blend of 3-month LIBOR and the Federal funds effective rate.
Housing and Community Investment
▪The FHLB annually sets aside a portion of its profits for grants supporting affordable housing. These funds assist members in serving very low-, low-, and moderate-income households and community economic development. The FHLB's net income for the first six months of 2020 resulted in an accrual of $20 million to the Affordable Housing Program (AHP) pool of funds available to members. Since the inception of the AHP in 1990, the FHLB has awarded more than $761 million in subsidies towards the creation of nearly 96,000 units of affordable housing.
▪In addition to the required AHP assessment, the FHLB awarded nearly $2.6 million in the first six months of 2020 through two voluntary housing programs. These programs provide grants to cover accessibility rehabilitation and emergency repairs for special needs and elderly homeowners, and for the replacement or repair of homes damaged or destroyed by natural disasters within the Fifth District.
▪In the second quarter of 2020, the FHLB created a new voluntary housing program, RISE (Responsive, Inclusive, Supportive and Empowering), offering, for a limited time, up to $2 billion in zero-interest rate Advances to members. These Advances can be used to support COVID-19 related assistance by all Fifth District members.
Global Pandemic Update
▪The COVID-19 pandemic continues to impact communities and businesses worldwide, including those in the Fifth District. The FHLB has remained focused on the health and safety of its employees while maintaining full business operations. To the extent possible, employees are working from home with only a limited number of employees voluntarily working from the FHLB's downtown Cincinnati office.
The FHLB expects to file its second quarter 2020 Form 10-Q with the Securities and Exchange Commission on or about August 6, 2020.
About the FHLB
The FHLB is a AA+ rated wholesale cooperative bank owned by 629 member financial institutions, including commercial banks, thrifts, credit unions, insurance companies and community development financial institutions in Kentucky, Ohio and Tennessee. The FHLB provides members access to products and services (primarily Advances, which are a readily available, low-cost source of funds, purchases of certain mortgage loans from members, and issuance of Letters of Credit to members) and a competitive return through quarterly dividends on their capital investment in the FHLB. The FHLB funds these products and services by raising private-sector capital from member-stockholders and, with the other Federal Home Loan Banks (FHLBanks) in the FHLBank System, issuing high-quality debt in the global capital markets. The FHLB also funds community investment programs that help its members create affordable housing and promote community economic development.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLB’s financial condition and results of operations. These include, but are not limited to: the effects of economic, financial, and market conditions, including the discontinuation of the London InterBank Offered Rate; legislative or regulatory developments concerning the FHLBank System; financial pressures affecting other FHLBanks; the current COVID-19 global pandemic; competitive forces; and other risks detailed from time to time in the FHLB’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLB undertakes no obligation to update any such statements.

Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)
Dollars in millions

SELECTED BALANCE SHEET ITEMS

	June 30, 2020	December 31, 2019	Percent Change (2)
Total assets	$90,645	$93,492	(3)%
Advances (principal)	48,407	47,264	2
Mortgage loans held for portfolio (principal)	11,424	10,981	4
Total investments	29,533	34,389	(14)
Consolidated Obligations	83,663	87,524	(4)
Mandatorily redeemable capital stock	19	22	(12)
Capital stock	3,813	3,367	13
Total retained earnings	1,247	1,094	14
Total capital	5,044	4,445	13
Regulatory capital (1)	5,079	4,483	13

Capital-to-assets ratio (GAAP)	5.56%	4.75%
Capital-to-assets ratio (Regulatory) (1)	5.60	4.79
OPERATING RESULTS

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	Percent Change (2)	2020	2019	Percent Change (2)
Total interest income	$363	$646	(44)%	$811	$1,347	(40)%
Total interest expense	214	549	(61)	579	1,127	(49)
Net interest income	149	97	54	232	220	5
Non-interest income (loss)	(15)	(3)	NM	15	(21)	NM
Non-interest expense	24	23	3	48	46	5
Affordable Housing Program assessments	11	7	55	20	16	30
Net income	$99	$64	55	$179	$137	30

Return on average equity	7.12%	5.09%		7.04%	5.34%
Return on average assets	0.37	0.26		0.36	0.27
Net interest margin	0.58	0.40		0.47	0.44
Annualized dividend rate	2.50	5.50		2.50	5.76
(1)Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.
(2)Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results. Changes of 100% or greater are shown as “NM” (not meaningful).
###